RESCISSION OF

AGREEMENT AND PLAN OF MERGER

     THIS RECISSION dated as of DECEMBER 20, 2010, is made and entered into by an between Giddy-Up Productions, Inc. (“Giddy-Up”), a Nevada Corporation, and Branded Beverages, Inc., a Nevada Corporation (“Branded Beverages”), which corporations are sometimes referred to herein as the “Constituent Corporations” to resend the AGREEMENT AND PLAN OF MERGER (the “Agreement”) entered into by and between the Constituent Corporations on November 15, 2010.

WITNESSETH:

     WHEREAS, Giddy-Up Productions, Inc. is a corporation organized and existing under the laws of the State of Nevada, with an authorized capital of 100,000,000 Shares of Common Stock ($.0001 par value), and no Shares of Preferred Stock; and

     WHEREAS, Branded Beverages, Inc. is a corporation organized and existing under the laws of the State of Nevada, with an authorized capital of  1,500 Shares of Common Stock (no par value) and no Shares of Preferred Stock, and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations have determined that it is in the best interests of the Constituent Corporations that they unwind the Agreement; and

     WHEREAS, the respective Boards of Directors and shareholders of the Constituent Corporations have ratified and approved this Rescission of Agreement and Plan of Merger.

     WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Branded Beverages and Giddy-Up rescind the Agreement upon the terms and conditions set forth.

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ARTICLE I:  RESCISSION

1.1

RESCISSION.  As of today’s date the Constituent Corporations hereby agree to rescind the Agreement and return any and all assets, including but not limited to securities, to the issuing party as soon as practicable.

1.2

RESIGNATION AND APPOINTMENT.  To the extent that either party accepted officer and/or director positions on or within the other party’s board of directors or management they shall immediately resign and appoint an individual as directed by the respective party.

1.3

NAME CHANGE.  As soon as practicable the corporation formally known as Giddy-up which changed its name to Branded Beverages pursuant to the Agreement.  Shall change its name to another name.

1.4

FILINGS.  It is hereby agreed that each party shall cooperate with counsel to file any and all appropriate documents with all government agencies including, but not limited to, State of Nevada, FINRA and the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Presidents and Secretaries, all as of the day and year first above written.

BRANDED BEVERAGES, INC.

By: __________________________________

      President

Attest: ________________________________
           Secretary

GIDDY-UP PRODUCTIONS, INC.

By:___________________________________

     President

Attest: ________________________________

          Secretary

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